EXHIBIT 5.1

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March 14, 2008

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, California 95138

Re:	Registration Statement on Form S-8; 2,000,000 Shares of Common Stock, par value $0.001 per Share

Ladies and Gentlemen:

We have acted as special counsel to Integrated Device Technology, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 2,000,000 shares of common stock, par value $0.001 per share (the “Shares”), issuable under the Company’s 1984 Employee Stock Purchase Plan (the “Plan”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2008 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers or certificates representing the Shares (in the form of the specimen certificate most recently filed as an exhibit to the Registration Statement) have been manually signed by an authorized officer of the transfer agent and registrar therefore, that the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and, when duly awarded and issued upon satisfaction of rights to purchase such Shares in accordance with the terms of the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, such Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP